CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

NABUfit Global, Inc.

We hereby consent to the use of our report dated April 5, 2017 (except for footnote 11, for which the date is July 28, 2017, and except for footnote 12, for which the date is December 28, 2017), with respect to the consolidated financial statements of NABUfit Global, Inc., in its registration statement on Form S-1 relating to the registration of 4,822,652 shares of common stock, to be filed on or about December 28, 2017. We also consent to the reference of our firm under the caption “interests of named experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

December 28, 2017